Exhibit 99.1

For Immediate Release:

TaxMasters, Inc. Adapts Business Model Based on New FTC

Telemarketing Sales Rule

New FTC Rule and US Treasury Regulations at Odds

HOUSTON—October 26, 2010—TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax representation company and a leading provider of tax compliance and repayment services, today announced a business model change that accommodates the amended Telemarketing Sales Rule from the Federal Trade Commission. The change went into place on Monday, October 25 and applies to all clients contracted on or after that date.

TaxMasters altered its business model based on the new Telemarketing Sales Rule from the FTC, even though the Company believes its services are governed by United States Treasury Regulations and the Federal Uniform Commercial Code. Effective as of October 25, 2010, TaxMasters offers tax debt settlement services only after a taxpayer is in full compliance with federal income tax filings and other federal tax related requirements.  The Company will continue to offer a full complement of tax services required to bring a client into compliance, and may then offer existing clients tax liability repayment services for which they qualify using terms that comply with the FTC’s Telemarketing Sales Rule.

The updated Telemarketing Sales Rule goes into full effect this Wednesday, October 27. It demands certain disclosures be made to consumers and requires companies that sell unsecured debt relief services over the telephone to reduce a customer’s credit card or other unsecured debt before charging fees.

TaxMasters does not sell unsecured debt settlement services like credit card settlements. Rather, the Company offers federal income tax compliance services and federal income tax alternative resolution services in instances where a client has outstanding federal tax debt.

Federal income tax debts are secured by a lien against all of a taxpayer’s assets by federal tax law and regulations upon the assessment of a tax liability, as described in United States Treasury Regulations Internal Revenue Code 6322 and Internal Revenue Code 6321. Further, all secured debt transactions are governed by the Uniform Commercial Code-Secured Transactions, also known as UCC Art. 9.  Because Treasury Regulations define federal tax liabilities as secured debts, the new FTC rule does not apply to tax representation services.  However, TaxMasters has adopted the new FTC Telemarketing Sales Rule in an effort to enhance consumer protections by offering clients a more clear understanding of the Company’s services as they relate to regaining IRS compliance and then negotiating a repayment solution.

 “It appears a discrepancy exists between the new FTC rule and the Internal Revenue Code,” said Patrick Cox, TaxMasters’ Founder and President. “We support the FTC’s efforts to protect consumers from unethical practices used by some debt negotiation companies. After looking into the way this rule came about, it’s evident tax debt was included as an after-thought and was not a main focus throughout the rule changing process. Companies from the tax representation industry weren’t even part of the discussion. By contrast, credit card debt companies were broadly represented and participated directly in the FTC question and answer process.”

Further complicating the issue for companies like TaxMasters is the fact that many of the tax services they offer, such as preparing delinquent tax returns and defending clients in audit, have nothing to do with negotiating a settlement or repayment plan with the IRS. “Our advertising invites taxpayers with many years of un-filed tax returns and similar tax problems to contact us,” said Cox. “The vast majority of our business comes from tax services where we are preparing returns and putting taxpayers back into compliance with the IRS. Many people don’t realize we are actually helping the US Treasury identify revenue the IRS has failed to effectively identify and collect. Tax practitioners are traditionally regulated by the IRS under Circular 230.”

The new TaxMasters business model separates services into two distinct categories: compliance services and secured tax debt negotiation services. Only after completing all tax services required to bring a client into full compliance with the IRS will TaxMasters consider engaging the client for secured tax debt settlement services. One of the advantages of this model for TaxMasters’ clients is that the Company will not charge for tax debt settlement services unless the Company is successful at negotiating a repayment method agreeable to the IRS and the taxpayer.

“We are taking the FTC’s lead and adapting our business model to comply with the new rule, even though it was clearly not written with secured tax debt repayment in mind,” said Cox. “We adopted this model to make sure we are in compliance with the new FTC rule while the IRS and FTC sort out the finer details of just how the rule applies to secured tax debt. The fact that the FTC has insisted tax debt falls within the purview of this rule raises uncertainty as to exactly who has the final say when it comes to regulating tax practitioners and secured tax debts. Those are things that will have to be sorted out at the governmental level. In the meantime, we must ensure taxpayers are not denied their right to representation before the IRS, as granted by the Taxpayer Bill of Rights. Our new business model offers enhanced consumer protections for taxpayers who come to us with compliance issues and severe tax debt. We’d like to see more tax representation companies follow suit, especially those that emphasize settling tax debt instead of emphasizing the fix to the problem, which lies in filing old returns and getting a client back into compliance with the IRS.”

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS) is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of compliance and repayment services to taxpayers across the country facing seemingly insurmountable tax problems and substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned consultants ready to counsel and assist the US taxpayer with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Media: Trey Ditto—212.896.1248

Investors: Rob Fink—212.896.1206